UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

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THE HAIN CELESTIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

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Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

58 South Service Road, Melville, NY 11747
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 730-2200

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2008, the Compensation Committee recommended, and the Board of Directors approved, bonuses for the Company’s named executive officers for fiscal year 2007. The Board determined that Irwin Simon (the Company’s Chief Executive Officer) should receive $2.5 million, or 200% of his base salary, and that Ira Lamel (the Company’s Chief Financial Officer) and John Carroll (the Company’s President of Grocery & Snacks and of Personal Care) should each receive 100% of his base salary, or $500,000 and $410,000, respectively.

The Board also determined that Mr. Simon should receive a 6% increase in base salary from his fiscal 2007 base salary, and that Mr. Lamel should receive a 5% increase in his base salary. Since Mr. Carroll received a salary increase at the beginning of fiscal 2008, the Board determined that his base salary should remain at its current level.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards		Non-equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compen-sation (2)	Total
Irwin D. Simon	2007	$1,250,000	—	—	$48,000	(1)	$2,500,000	—	$53,133	$3,851,133
President, Chief Executive Officer and Chairman of the Board

Ira J. Lamel	2007	$500,000	$500,000	—	—		—	—	$21,875	$1,021,875
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

John Carroll	2007	$410,000	$410,000	—	—		—	—	$12,506	$832,506
Executive Vice President, President Grocery & Snacks, and President Personal Care

(1) There were no stock awards or option awards made to the named executive officers for the fiscal year ended June 30, 2007. In accordance with his employment agreement, Mr. Simon was entitled to receive an option grant to acquire 300,000 shares of the Company’s common stock in July 2005 and July 2006, which remain un-granted. The requisite service period related to the July 2005 un-granted options was completed on June 30, 2005, which was prior to the required implementation of SFAS No. 123(R) and, therefore, no expense has been recorded for the July 2005 options. The requisite service period related to the July 2006 un-granted options was completed during the fiscal year ended June 30, 2006 and as a result, $3.2 million of compensation cost was charged to earnings during the fiscal year ended June 30, 2006. The Company had previously disclosed the $3.2 million of compensation cost in the Option Awards column in the table. However, upon reconsideration, the Company believes that such inclusion is no longer appropriate and a conforming change to its previously filed Annual Report on Form 10-K will be made. During the year ended June 30, 2007, $48,000 was included in compensation expense as a result of the mark-to-market adjustment required under SFAS No. 123(R). In addition, on July 1, 2007 (in fiscal 2008), Mr. Simon became entitled, under his employment agreement extension, to an additional grant of 300,000 options, which have not yet been granted, the value of which are not included in the amount above.

(2) The table below details the components of this column:

Name	401(k) Plan Match (1)	Life Insurance Premiums (2)	Car Allowance (3)	Supplemental Medical Benefit Premiums (4)	Perquisites (5)	Total
Irwin D. Simon	$2,250	$3,394	—	$29,775	$15,714	$53,776

Ira J. Lamel	$3,000	—	$5,400	—	$13,475	$21,875

John Carroll	$2,250	—	$7,000	—	$3,256	$12,506

(1) The Company’s 401(k) match is calculated based upon the plan year, which is a calendar year. The amounts provided for each of the above named executive officers represent a matching contribution by the Company on behalf of such officer under the Company’s 401(k) Plan for the 2006 plan year (January 1, 2006 through December 31, 2006). The Company’s matching contribution has not yet been determined for the 2007 plan year.

(2) Represents an amount paid by the Company to Mr. Simon as reimbursement for 25% of the total premium for his life insurance policy.
(3) Represents amounts paid to Mr. Lamel (for four months) and Mr. Carroll (for ten months) for car allowances prior to the date on which each were provided with the use of a Company owned vehicle. See footnote (5) below.

(4) Represents premiums paid during the fiscal year ended June 30, 2007 on behalf of Irwin Simon for a supplemental medical benefits plan which reimburses Mr. Simon and his dependents for any out-of-pocket medical expenses not covered by the Company’s employee health benefit plans.

(5) Represents the incremental cost to the Company in connection with its providing each of the above named executive officers with the use of a Company owned vehicle.

Board of Directors Compensation

The Board of Directors has determined that for fiscal year 2008 each non-employee director will receive cash compensation of $50,000 per annum. Committee Chairs also receive additional compensation for their increased responsibilities. In addition, at the time the Company completes its comprehensive review of compensation policies and makes grants to all eligible employees, the Board of Directors is expected to receive equity in an amount not to exceed the annual cash compensation. In order to continue to align their interests with those of stockholders, the Board determined that it was appropriate for a portion of the annual compensation to be in the form of equity, but only when the long-term incentive program had been approved for, and granted to, eligible employees. Historically, the Company had compensated its non-employee directors largely with equity, but has not made any equity grants to directors since April 2005, as a result of the review by a group of independent directors of the stock option practices of the Company and the Company’s comprehensive review of its compensation policies. The Board of Directors determined that, given the period of time since the last equity grants and the significant time commitment and effort made by the members of the Board of Directors, it was appropriate for them to receive increased compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 29, 2008

THE HAIN CELESTIAL GROUP, INC.
(Registrant)

By:	/s/ Ira J. Lamel
Name: Ira J. Lamel
Title: Executive Vice President and
Chief Financial Officer